Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 15, 2011 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in Hansen Medical, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2010.

/s/ Deloitte & Touche LLP

San Jose, California

March 15, 2011